

Grace Hartigan
(b. 1922 - 2008)



New to Masterworks: Grace Hartigan's career similar sales rate of 13.1% ('85-'22) has nearly doubled in recent years to 25.4% ('15-22) signaling momentum for this style.

INVESTMENT THESIS

Initial Offering Price
$382,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$0.4m
$0.3m
$0.2m
$0.1m
$0.0m
82
87
92
97
02
07
12
17
22

Price Appreciation of Similar Works
13.1%

Sharpe Ratio (1998-2018)	watch video
Grace Hartigan	Not enough data
S&P 500	0.36

38% Progress

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Grace Hartigan
(b. 1922 - 2008)

Why we like this offering

1. *Pond Memory* was created during a pivotal period in Grace Hartigan's career when she moved from New York to Baltimore. Her works during this transition shift to softer abstract paintings with vibrant color palettes.
2. The Artwork is a compelling example of Grace Hartigan's abstract paintings that experiment with color and gesture.
3. The Artwork is a vertically oriented abstract painting with large swathes of fuchsia, blue, and emerald green paint. Undulating brushstrokes and soft color gradients give the work a calming effect while remaining intense in color. A green ovular form at the center perhaps represents a lily pad and the blue below it, a pond.
4. Auction records for artworks similar in scale, style, and period are led by *Months And Moons* (1950), which sold for $435,000 at Sotheby's New York on May 16, 2018, followed by *Mexican Dancers* (1949), which sold for $327,600 at Christie's New York on November 18, 2022, and *City Life Study* (1956), which sold for $237,500 at Christie's New York on May 16, 2019.
5. Hartigan's top 10 auction records have all been achieved since 2018, marking a growing interest in her market, which has been active since 1983.
6. Since its display in a multi-year exhibition from 1966-1968, *Pond Memory* debuted publicly for the first time at Phillips New York where Masterworks acquired the work at an attractive price.
7. The Artwork was previously owned by Leonard Bocour, an important paint manufacturer and friend of Grace Hartigan.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$806,925	3	$1,100,000

Turnover by Year



1.6M
1.2M
824.2K
412.1K
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
11
8.25
5.5
2.75
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price	**$382,000**
Offering Circular	sec.gov/edgar

Painting



About Grace Hartigan

Grace Hartigan (March 28, 1922 – November 15, 2008) was an American abstract expressionist painter and a significant member of the vibrant New York School of the 1950s and 1960s. Her circle of friends, who frequently inspired one another in their artistic endeavors, included Jackson Pollock, Larry Rivers, Helen Frankenthaler, Willem and Elaine de Kooning and Frank O'Hara. Her paintings are held by numerous major institutions, including the Museum of Modern Art in New York City. As director of the Maryland Institute College of Art's Hoffberger School of Painting, she influenced numerous young artists. — Wikipedia

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GRACE HARTIGAN

b. 1922- d. 2008, UNITED STATES



$382,000

INITIAL OFFERING

13.1% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	25.4% HISTORICAL APPRECIATION OF SIMILAR WORKS (2015-2022)[1,2]

13.5%

ANNUAL GROWTH OF RECORD PRICE[3]

Oil on canvas | 50 × 40 in.

Grace Hartigan is an important artist from the second generation of Abstract Expressionism in New York recognized for her independent, experimental approach to painting.

The Artwork is a compelling example of Grace Hartigan's abstract paintings that experiment with color and gesture. The Artwork was created during a pivotal period in Grace Hartigan's career when she moved from New York to Baltimore. Her works during this transition shift to softer abstract paintings with vibrant color palettes. Grace Hartigan and her husband Dr. Winston Price spent their summers at Pike's Cove in Maine. Hartigan was greatly inspired by a lily pond near their home, reflecting, "For a while, we had a place on a lily pond. I did the softest paintings of my life there, believe me." Her interest in lily ponds was also influenced by Claude Monet's Les Nymphéas at the Musée de l'Orangerie in Paris, which she saw on a trip in 1958. The Artwork is a vertically oriented abstract painting with large swathes of fuchsia, blue, and emerald green paint. Undulating brushstrokes and soft color gradients give the work a calming effect while remaining intense in color. A green ovular form at the center perhaps represents a lily pad and the blue below it, a pond. The Artwork was previously owned by Leonard Bocour, an important paint manufacturer and friend of Grace Hartigan. Auction records for artworks similar in scale, style, and period are led by Months And Moons (1950), which sold for $435,000 at Sotheby's New York on May 16, 2018, followed by Mexican Dancers (1949), which sold for $327,600 at Christie's New York on November 18, 2022, and City Life Study (1956), which sold for $237,500 at Christie's New York on May 16, 2019.

The Estate of Grace Hartigan is represented by C. Grimaldis Gallery. Hartigan belongs to a generation of mid-century women artists whose impact on American art history has been undervalued until recent years. In 2017, ACA Galleries mounted a survey of her work, and in 2022, they dedicated their booth at the Armory Art Fair to her. Hartigan's top 10 auction records have all been achieved since 2018, marking a growing interest in her market as well. Her work is represented in the permanent collections of prestigious institutions, including the Buffalo AKG Art Museum, the Art Institute of Chicago, the Baltimore Museum of Art, the Boston Museum of Fine Arts, the Brooklyn Museum, the Carnegie Institute Museum of Art in Pittsburgh, the Solomon R. Guggenheim Museum in New York, the Hirshhorn Museum of Art in Washington, D.C., the Metropolitan Museum of Art in New York, Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., the Philadelphia Museum of Art, the Walker Art Center in Minneapolis, and the Whitney Museum of American Art in New York, among many others. Hartigan's auction market is characterized by a low level of auction volume based on $1.7M in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by Early november (1959), which sold for $1,380,000 at Christie's New York on May 12, 2022, On Orchard Street (1957), which sold for $1,197,000 at Christie's New York on May 18, 2023, and Montauk Highway (1957), which sold for $927,100 at Phillips New York on May 14, 2024.

THE ARTIST'S AUCTION RECORDS ARE LED BY EARLY NOVEMBER (1959), WHICH SOLD FOR $1,380,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, ON ORCHARD STREET (1957), WHICH SOLD FOR $1,197,000 AT CHRISTIE'S NEW YORK ON MAY 18, 2023, AND MONTAUK HIGHWAY (1957), WHICH SOLD FOR $927,100 AT PHILLIPS NEW YORK ON MAY 14, 2024.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


435000
327600
237500
187500
125000
74900
66000
50000
47500
50000
39000
14100
9000
9775
4830
7700
2200
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Grace Hartigan (b. 1922, Newark - d. 2008, Baltimore) is an important artist from the second generation of Abstract Expressionism in New York recognized for her independent, experimental approach to painting. Unable to afford college, Hartigan worked as a mechanical draftsman in an airplane factory and took night classes at the Newark College of Engineering. After a coworker introduced her to Henri Matisse, she enrolled in painting classes with Isaac Lane Muse. After World War II, Hartigan moved to New York, where she became friends with artists Milton Avery, Adolph Gottlieb, and Mark Rothko, who introduced her to Abstract Expressionism. In January 1948, Jackson Pollock's exhibition at Betty Parsons Gallery inspired her to develop an abstract expressionist practice. In 1950, Clement Greenberg and Meyer Schapiro featured her in their exhibition New Talent at Kootz Gallery alongside Elaine de Kooning, Franz Kline, Alfred Leslie, and Larry Rivers. In 1951, she held her first solo exhibition at Tibor de Nagy Gallery in New York and participated in the seminal 9th St. Exhibition of Paintings and Sculpture. The following year, she briefly explored figuration in her work, an unpopular move amongst peers and critics. Regardless, her career continued to grow with her inclusion in the Museum of Modern Art's exhibition Twelve Americans in 1956 and the international exhibition The New American Paintings from 1958 to 1959. In 1960, Hartigan moved to Baltimore. Her paintings evolved further, oscillating between figuration and abstraction. From 1964 to 2008, she taught at the Maryland Institute College of Arts. She received numerous honors and awards in her lifetime, including the Life Time Achievement Award from the Neuberger Museum in 2002, the Governor's Award in Baltimore in 2006, and honorary degrees from Goucher College, Lafayette College, Maryland Institute College of Art, Moore College, Towson State University and Dickinson College. Hartigan passed away on November 15, 2008, in Baltimore, Maryland.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Grace Hartigan with the following criteria: Works on canvas created before 1965 that measure between 20 inches by 20 inches and 80 inches by 80 inches, excluding closeup portraits and Washington Square (1955) for being stylistically different. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Grace Hartigan have a record price compound annual growth rate (“CAGR”) of 13.5% from February 23, 1985 to June 30, 2024. This calculation is based on (i) a record price of $7,500 on February 23, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,100,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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